UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	May 14, 2014

GREEN AUTOMOTIVE COMPANY

(Exact name of registrant as specified in its charter)

Nevada	000-54049	22-3680581
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5495 Wilson Street

Riverside, California 92509

(Address of principal executive offices)  (zip code)

(877) 449-8842

(Registrant’s telephone number, including area code)

23 Corporate Place, Suite 150

Newport Beach, California 92660

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01 Other Events.

On May 14, 2014 counsel for the Company and counsel for Ironridge Global Partners IV, Ltd. (“Ironridge”) appeared before the Hon. Deirdre Hill, Judge (“Judge Hill” or the “Court”) for a hearing in connection with Ironridge’s motion for an order of the Court directing the Company to issue 55 million free-trading shares (the “Additional Shares”) of the Company’s common stock pursuant to a stipulation entered into before Judge Hill and approved by the Court on December 4, 2014 (the “Stipulation”). The Company opposed Ironridge’s application and refused to issue the Additional Shares. The background to the dispute is set forth in the Company’s Form 8-K filed on May 7, 2014 to which reference is hereby made.

At the conclusion of the hearing, the Court denied Ironridge’s request for the issuance of the Additional Shares without prejudice.

In addition to denying Ironridge’s request for Additional Shares, the Court vacated and dissolved the Modified TRO in place against the Company in its entirety. The Modified TRO prohibited the Company from completing or processing certain categories of share issuances or conversions pending the May 14 hearing.  Accordingly, the Company, its transfer agent and anyone else involved in processing share transactions for or on behalf of the Company and its investors may enter into and complete all such transactions including stockholders seeking to convert their shares of Series A Preferred into shares of common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 21, 2014

GREEN AUTOMOTIVE COMPANY

By:	Ian G. Hobday, CEO

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